Exhibit No. 10.51

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SALE AND TRANSFER AGREEMENT

between

JANSSEN PHARMACEUTICA NV

and

FOREST LABORATORIES HOLDINGS LIMITED

DATED AS OF MARCH 30, 2012

CONFIDENTIAL

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND TERMS

SECTION 1.1. Definitions.
SECTION 1.2. Other Definitional Provisions.
ARTICLE II PURCHASE AND SALE
SECTION 2.1. Purchase and Sale of Assets.
SECTION 2.2. Consents.
SECTION 2.3. Excluded Assets.
SECTION 2.4. Assumption of Certain Obligations.
SECTION 2.5. Retained Liabilities.
SECTION 2.6. Purchase Price.

ARTICLE III CLOSING

SECTION 3.1. Closing.

ARTICLE IV CONDITIONS TO CLOSING

SECTION 4.1. Conditions to the Obligations of Purchaser and Seller.
SECTION 4.2. Conditions to the Obligations of Purchaser.
SECTION 4.3. Conditions to the Obligations of Seller.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 5.1. Organization.
SECTION 5.2. Authority; Binding Effect.
SECTION 5.3. Non-Contravention.
SECTION 5.4. Governmental Authorization.
SECTION 5.5. Purchased Assets.
SECTION 5.6. Sufficiency of Control.
SECTION 5.7. Litigation.
SECTION 5.8. No Broker.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 6.1. Organization.
SECTION 6.2. Authority; Binding Effect.
SECTION 6.3. Non-Contravention.
SECTION 6.4. Governmental Authorization.
SECTION 6.5. Financial Capability.
SECTION 6.6. Purchaser’s Own Evaluation.
SECTION 6.7. No Broker.
SECTION 6.8. Litigation.

ARTICLE VII COVENANTS

SECTION 7.1. Information and Documents.
SECTION 7.2. Efforts to Consummate; Certain Governmental Matters.
SECTION 7.3. [Intentionally Omitted.]
SECTION 7.4. Grants of Licenses and Non-Assertion of Rights.
SECTION 7.5. Litigation Support.
SECTION 7.6. Further Assurances; Supplemental Disclosure.
SECTION 7.7. Assistance for Certain Claims.
SECTION 7.8. Competition.

ARTICLE VIII INDEMNIFICATION

SECTION 8.1. Indemnification by Seller.
SECTION 8.2. Indemnification by Purchaser.
SECTION 8.3. [Intentionally Omitted.]
SECTION 8.4. Indemnification Procedure.
SECTION 8.5. Expiration.
SECTION 8.6. Certain Limitations.
SECTION 8.7. Losses Net of Insurance, Etc.
SECTION 8.8. Sole Remedy/Waiver.
SECTION 8.9. No Consequential Damages.

ARTICLE IX TERMINATION

SECTION 9.1. Termination.
SECTION 9.2. Effect of Termination.

ARTICLE X MISCELLANEOUS

SECTION 10.1. Notices.
SECTION 10.2. Amendment; Waiver.
SECTION 10.3. Assignment.
SECTION 10.4. Entire Agreement.
SECTION 10.5. Fulfillment of Obligations.
SECTION 10.6. Parties in Interest.
SECTION 10.7. Public Disclosure.
SECTION 10.8. Confidentiality of Information.
SECTION 10.9. Expenses.
SECTION 10.10. Schedules.
SECTION 10.11. Governing Law.
SECTION 10.12. Dispute Resolution.
SECTION 10.13. Counterparts.
SECTION 10.14. Headings.
SECTION 10.15. Severability.

SCHEDULES

Schedule 1.1(d)                    Transferred Patents

EXHIBITS

Exhibit A                               Form of Canada License Termination Agreement

Exhibit B                                Form of License Termination Agreement

Exhibit C                                Form of Supply Agreement

Exhibit D                                Form of Patent Assignment

Exhibit E                                Form of Know-How Assignment

Exhibit F                                Form of License Grant

Exhibit G                                Form of Receipt

Exhibit H                                Form of Purchaser’s Press Release

SALE AND TRANSFER AGREEMENT

This Sale and Transfer Agreement is made and entered into as of the 30th day of March, 2012, between Janssen Pharmaceutica NV, a company organized under the laws of the Kingdom of Belgium (“Seller”) and Forest Laboratories Holdings Limited, a corporation organized under the laws of the Republic of Ireland (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Mylan (such term and each other capitalized term used but not defined in these recitals having the meaning given it in Section 1.1) are parties to the Janssen License Agreement, pursuant to which Seller granted Mylan an exclusive license in the Territory under certain patents and know-how to make, use, offer for sale and sell certain products containing Compound, and pursuant to which Seller agreed to supply to Mylan, and Mylan agreed to purchase from Seller, Compound;

WHEREAS, Mylan and Purchaser subsequently entered into a Compound Development and Commercialization Agreement, pursuant to which, among other things, Mylan granted Purchaser an exclusive sublicense in the Territory under the rights granted to Mylan by Seller under the Janssen License Agreement;

WHEREAS, the parties hereto desire that, among other things, at the Closing, Seller shall sell or license to Purchaser, and Purchaser shall purchase or license from Seller, certain intellectual property assets with respect to the Territory that are related to Compound or Product and which are the subject of the license grants to Mylan under the Janssen License Agreement, upon the terms and conditions set forth herein; and

WHEREAS, Forest, Janssen and Mylan intend to execute the License Termination Agreement as of the date hereof, with such agreement to become effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

SECTION 1.1. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“AAA” shall have the meaning set forth in Section 10.12(b).

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean to possess the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” shall mean the Supply Agreement and the Termination Agreements.

“ANDA Litigation” shall mean any litigation commenced in connection with the submission by any Third Party of an abbreviated new drug application with respect to any product containing Compound and including a certification pursuant to Section 505(b)(2)(A)(iv) of the FFDCA.

“API” shall mean the chemical entity alpha, alpha – [iminobis (methylene)] bis [6-fluoro-3, 4-dihydro-2H-1-benzopyran -2-methanol] hydrochloride in the form supplied by Seller or any of its Affiliates under the Janssen License Agreement prior to the Closing.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Canada License Agreement” shall mean that certain Nebivolol sublicense and supply agreement dated as of November 11, 2010 by and between Seller and Purchaser.

“Canada License Termination Agreement” shall mean that certain termination and transition agreement, substantially in the form of Exhibit A attached hereto.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1(a).

“Competition Laws” shall mean the HSR Act and any other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

“Compound” shall mean the chemical entity Nebivolol (alpha, alpha – [iminobis (methylene)] bis [6-fluoro-3, 4-dihydro-2H-1-benzopyran -2-methanol] hydrochloride) and, to the extent covered by any claim of the Transferred Patents, any and all analogues, homologues, derivatives, salts, metabolites, esters, isomers, enantiomers and pro-drugs related thereto.

“Confidential Information” shall mean any and all confidential or proprietary information or material that, at any time before, on or after the date hereof, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto, including any data, ideas, concepts or techniques contained therein.  Confidential Information may be disclosed either orally, visually, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

“Confidentiality Agreement” shall mean that certain Mutual Confidential Disclosure Agreement dated as of May 18, 2009, between Purchaser and Johnson & Johnson Pharmaceutical Services, LLC.

“Contract” shall mean any loan agreement, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, contract, commitment, agreement, instrument, obligation, undertaking, license or other legally binding arrangement or understanding.

“Control” means ownership or possession (including through control of an Affiliate or through an agreement with an Affiliate or Third Party) of the right or ability to grant a license or sublicense of specified intellectual property rights (such as know-how) without violating the terms of any agreement or other arrangement with any Third Party.

“Disclosing Party” shall mean Purchaser and its Affiliates, in the case of information disclosed to Seller or its Affiliates, and Seller and its Affiliates, in the case of information disclosed to Purchaser or its Affiliates.

“Dispute” shall have the meaning set forth in Section 10.12.

“Divesting Affiliates” shall mean, collectively, all Affiliates of Seller that have any right, title or interest in, to or under the Purchased Assets.

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“FFDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended.

“Generic Product” shall mean any Product that would meet the requirements to obtain approval for safety and effectiveness pursuant to an abbreviated new drug application filed by a third party pursuant to Section 505(j) of the FFDCA (other than the requirement to make the certification described in Section 505(j)(2)(A)(vii)) of the FFDCA) making reference to any Product manufactured, marketed or sold by Purchaser or its Affiliates or its or their licensees or sublicensees.

“Generic Product Blocking Patent” shall mean any United States patent: (a) that is owned or exclusively (or co-exclusively with the applicable licensor) licensed by Purchaser or an Affiliate; (b) for which the original patent application was filed prior to the later of the dates described in clauses (i) and (ii) of the definition of “License Reference Date”; and (c) that would be infringed by the manufacturing, marketing or sale of Generic Product by a third party.

“Governmental Authority” shall mean any supranational, national, federal, provincial, state or local judicial, legislative, executive or regulatory authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Janssen License Agreement” shall mean that certain License Agreement Concerning Nebivolol, dated as of February 21, 2001, by and between Seller and Mylan, as amended and supplemented to the date hereof.

“Joint Privilege Agreement” shall mean the Joint Privilege and Confidentiality Agreement between Janssen Pharmaceutica NV and Forest Laboratories Relating to Bystolic Litigation, dated November 15, 2011, by and between Seller and Purchaser.

“Know-How Assignments” shall have the meaning set forth in Section 3.1(b).

“Laws” shall include any supranational, national, federal, provincial, state or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order, in each case whether foreign or domestic.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“License Grants” shall have the meaning set forth in Section 3.1(c).

“License Reference Date” shall mean the latest to occur of: [***]

“License Termination Agreement” shall mean that certain termination agreement, substantially in the form of Exhibit B attached hereto.

“Licensed Intellectual Property” shall mean, collectively, except to the extent included within the Transferred Intellectual Property, any Product-Related Intellectual Property, in each case:

(a) that is (i) Controlled by Seller or an Affiliate of Seller immediately following the termination of the Janssen License Agreement and (ii) (A) with respect to any Product-Related Intellectual Property that is not covered by a valid claim of a patent, to the extent used or held for use by Seller or an Affiliate of Seller in the manufacture, marketing or sale of, or specifically related to, Compound or Product and (B) with respect to any Product-Related Intellectual Property that is covered by a valid claim of a patent, to the extent covered by such claim;

(b) that is (i) Controlled by Seller or an Affiliate of Seller during the term of the Supply Agreement and (ii) (A) with respect to any Product-Related Intellectual Property that is not covered by a valid claim of a patent, to the extent used or held for use by Seller or an Affiliate of Seller for the manufacture of Compound and (B) with respect to any Product-Related Intellectual Property that is covered by a valid claim of a patent, to the extent covered by such claim and necessary for the manufacture of Compound;

(c) that is (i) Controlled by the Seller or an Affiliate of the Seller at any time prior to the License Reference Date and (ii) (A) with respect to any Product-Related Intellectual Property that is not covered by a valid claim of a patent, to the extent used or held for use by Seller or an Affiliate of Seller in the manufacturing, marketing or sale of Compound or Product or that is specifically related to Compound or Product, and (B) with respect to any Product-Related Intellectual Property that is covered by a valid claim of a patent, to the extent that the claim covers the manufacturing, marketing or sale of Compound or Product in the Territory, in the case of each of clause (A) and (B), other than (x) proprietary formulation technologies of Seller or any Affiliate of Seller (including technologies in-licensed on an exclusive basis or in-licensed on a co-exclusive basis with the applicable licensor) not specifically developed for Compound and (y) combinations of Compound with proprietary compounds of Seller or an Affiliate of Seller (including technologies in-licensed on an exclusive basis or in-licensed on a co-exclusive basis with the applicable licensor), it being understood that combinations of Compound with any compound of the same class of which such proprietary compound is a member, but that is not itself a proprietary compound of Seller or an Affiliate of Seller (including technologies in-licensed on an exclusive basis or in-licensed on a co-exclusive basis with the applicable licensor), are not excluded from the definition of “Licensed Intellectual Property” by this clause (y); or

(d) that is Controlled by Seller or an Affiliate of Seller immediately following the termination of the Janssen License Agreement and excluded from the Transferred Know-How pursuant to the proviso at the end of the definition of “Transferred Know-How”.

Notwithstanding the foregoing, “Licensed Intellectual Property” excludes any Product-Related Intellectual Property that constitutes “Licensed Intellectual Property” solely because it is described in clause (b) or (c) above and was acquired from a Third Party after the Closing Date or Controlled by a Person who becomes an Affiliate of Seller after the Closing Date.

“Liens” shall mean any license, lien, security interest, mortgage, charge or similar encumbrance.

“Losses” shall have the meaning set forth in Section 8.1.

“Mylan” shall mean Mylan Inc. (formerly known as Mylan Laboratories Inc.), a corporation organized under the laws of the State of Pennsylvania.

“Mylan Licenses” shall have the meaning set forth in Section 7.3.

“Nonassigned Asset” shall have the meaning set forth in Section 2.2(b).

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Patent Assignments” shall have the meaning set forth in Section 3.1(b).

 “Person” shall mean an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization.

“Permitted Liens” shall mean the following, in each case solely to the extent they do not impose any material impairment on the use or enjoyment of the assets to which they attach, (i) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent, (ii) Liens for Taxes not yet due, payable, delinquent or subject to penalties for nonpayment, or which are being contested in good faith, and (iii) carriers’, warehousemens’ or landlords’ Liens that are incurred in the ordinary course of business with respect to Liabilities that are not delinquent.

“Personal Information” shall mean any patient data which is considered personal identifying information under applicable Law.

“Product” shall mean any finished pharmaceutical preparation which contains Compound as an active ingredient and is developed for, or approved in, the Territory.

“Product-Related Intellectual Property” shall mean any information, marketing know-how, knowledge, data, designs, ideas, concepts, methods, techniques, inventions, trade secrets, expertise, experimental (whether clinical or not) data and other results of trials, studies or investigations, and processes, whether patented or unpatented, whether copyrighted or copyrightable, and whether or not capable of separate or precise definition or identification, whether acquired through trial and error, experience or other means, including regulatory information submitted to Governmental Authorities, Product specifications, and information relating to the testing (including quality control standards, assay methods and stability studies), storage, manufacturing and use of Product, in each case that is related to Compound or Product or the manufacturing, marketing or sale of Compound or Product.

“Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the heading of this Agreement.

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.1.

“Receiving Party” shall mean Purchaser and its Affiliates, in the case of information disclosed to Purchaser or its Affiliates, and Seller and its Affiliates, in the case of information disclosed to Seller or its Affiliates.

“Recipients” shall have the meaning set forth in Section 10.8(a).

“Retained Liabilities” shall have the meaning set forth in Section 2.5.

“Seller” shall have the meaning set forth in the heading of this Agreement.

“Seller Indemnitees” shall have the meaning set forth in Section 8.2.

“Seller Limiting Condition” shall mean any negative impact in any material respect on (i) the existence of, or Seller’s and the Divesting Affiliates’ title to or rights under, the Purchased Assets, (ii) Seller’s or its applicable Affiliates’ Control of the Licensed Intellectual Property, or (iii) the ability of Seller and the Divesting Affiliates to consummate the transactions contemplated by this Agreement including the grant of licenses pursuant to Sections 7.4(a) and 7.4(b).

“Seller Names” shall mean the names and logos of Seller and its Affiliates, including Johnson & Johnson and Janssen.

“Seller Pre-Closing Liabilities” shall mean the Liabilities for which Seller or an Affiliate of Seller are responsible pursuant to provisions of the Janssen License Agreement and related documents that survive termination of such agreements.

“Supply Agreement” shall mean the manufacturing and supply agreement to be entered into by Purchaser and Seller (or their respective Affiliates), substantially in the form of Exhibit C attached hereto.

“Supply Refund Payment” shall mean an amount in Euros equal to the difference between (a) the aggregate amounts invoiced to Purchaser (or to Mylan with respect to shipments of API to be delivered to Purchaser) by Seller for all shipments of API delivered between January 2, 2012 and the date hereof and (b) the product of (i) [***] and (ii) the total number of kilograms of API delivered to Purchaser during such period.

“Supply Catch-Up Payment” shall mean an amount in Euros equal to the difference between (a) the aggregate amounts that should have been invoiced to Purchaser (or to Mylan with respect to shipments of API to be delivered to Purchaser) by Seller pursuant the terms of the Janssen License Agreement for all shipments of API delivered between the date hereof and the date this Agreement is terminated and (b) the product of (i) [***] and (ii) the total number of kilograms of API delivered to Purchaser during such period.

“Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

“Tax Return” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxing Authority” shall mean any Governmental Authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Agreements” shall mean the License Termination Agreement and the Canada License Termination Agreement.

“Territory” shall mean Canada and the United States of America, including their respective territories and possessions.

“Third Party” shall mean any Person other than Purchaser, Seller or any of their respective Affiliates.

“Third Party Claim” shall have the meaning set forth in Section 8.1.

“Transaction Document” shall mean this Agreement, any Ancillary Agreement and any Transfer Document.

“Transfer Documents” shall have the meaning set forth in Section 3.1(c).

“Transfer Taxes” shall mean any foreign, federal, provincial, state, county, local or other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar tax, fee or charge imposed in connection with the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Intellectual Property” shall mean, collectively, (i) the Transferred Patents, and (ii) the Transferred Know-How.

“Transferred Know-How” shall mean, except to the extent constituting a Transferred Patent, all information, marketing know-how, knowledge, data, designs, ideas, concepts, methods, techniques, inventions, trade secrets, expertise, experimental (whether clinical or not) data and other results of trials, studies or investigations, and processes, whether copyrighted or copyrightable, and whether or not capable of separate or precise definition or identification, whether acquired through trial and error, experience or other means, including regulatory information submitted to Governmental Authorities, Product specifications, and information relating to the testing (including quality control standards, assay methods and stability studies), storage, manufacturing and use of Product, in each case, (a) that is owned as of the date hereof or as of the Closing Date by Seller or any of its Affiliates and (b) to the extent exclusively related to Compound or Product and exclusively related to the Territory; provided, that “Transferred Know-How” shall not include any Personal Information the transfer of which is prohibited by applicable Law without the consent of the applicable patient (unless the applicable patient has consented to such transfer in accordance with applicable Law).

“Transferred Patents” shall mean the patents set forth on Schedule 1.1(d) (which schedule shall specify the applicable registration number), together with any extensions, reexaminations, reissues, divisions, continuations and continuations-in-part of such patents.

SECTION 1.2. Other Definitional Provisions.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (i) “or” is not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (x) the terms “dollars” and “$” shall mean United States of America dollars; (xi) the terms “euros” and “€” shall mean the official currency of the Eurozone; (xii) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, as in effect as of the date of this Agreement or as of such other relevant time as indicated by the context; and (xiii) references to “party” or “parties” shall mean Purchaser and/or Seller, as applicable, unless the context shall otherwise require.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1. Purchase and Sale of Assets.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, or shall cause the Divesting Affiliates to, sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller or the Divesting Affiliates, free and clear of all Liens (other than, in the case of books and records located at Third Party facilities only, Permitted Liens), all the right, title and interest of Seller and the Divesting Affiliates in, to or under the assets set forth below (collectively, the “Purchased Assets”):

(i) the Transferred Intellectual Property; and

(ii) all of Seller’s rights to sue for past, present or future infringement of any Transferred Patents and to collect all damages relating thereto, if any.

(b) PURCHASER AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V, IT IS PURCHASING, AND SELLER AND THE DIVESTING AFFILIATES ARE SELLING AND ASSIGNING, THE TRANSFERRED INTELLECTUAL PROPERTY ON AN “AS IS” BASIS, WITHOUT WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, ENFORCEABILITY, PATENTABILITY, INFRINGEMENT OR NON-INFRINGEMENT, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), ALL OF WHICH ARE HEREBY DISCLAIMED BY SELLER ON BEHALF OF ITSELF AND ITS DIVESTING AFFILIATES AND WAIVED BY PURCHASER.

(c) Purchaser, on behalf of itself and its Affiliates, hereby releases and discharges Seller and its Affiliates, effective as of the Closing, from any and all claims, liabilities and causes of action, whether known or unknown, accrued or contingent, relating to the Purchased Assets or Assumed Liabilities, based on any representations and warranties other than those expressly set forth in this Agreement or in the Supply Agreement.  Any claims Purchaser may have for breach of representation or warranty in connection with its purchase of the Purchased Assets and its assumption of the Assumed Liabilities shall be based solely on the representations and warranties of Seller or its Affiliates expressly set forth in this Agreement or the Supply Agreement.  This release includes, and is to the benefit of, all successors and assigns, directors, shareholders, officers, attorneys, agents and employees of Seller and its Affiliates.

SECTION 2.2. Consents.

(a)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset that is not assignable or transferable without the consent of any Person, other than Seller, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing; provided, however, that Seller shall use, both prior to and after the Closing, commercially reasonable efforts to obtain, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer thereof, it being understood that none of Seller, Purchaser or any of their respective Affiliates shall be required to pay money to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party.  Upon obtaining the requisite Third Party consents thereto, such Purchased Assets shall be transferred and assigned to Purchaser hereunder.

(b) With respect to any Purchased Asset that is not transferred or assigned to Purchaser at the Closing by reason of Section 2.2(a) (a “Nonassigned Asset”), after the Closing and until the requisite consent is obtained and the foregoing is transferred and assigned to Purchaser, Seller shall (or shall cause its Divesting Affiliate to) provide to Purchaser the benefits thereof (or substantially comparable benefits) and shall enforce, at the request of and for the account of Purchaser, any rights of Seller or its Divesting Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser.  If Purchaser is provided with benefits of any Nonassigned Asset, Purchaser shall perform, at the direction of Seller or the applicable Divesting Affiliate, the obligations of Seller or its Divesting Affiliate thereunder.  Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Nonassigned Asset, such Assumed Liability shall be deemed to be a Retained Liability unless such Nonassigned Asset is transferred and assigned to Purchaser or Purchaser obtains the benefit of such Nonassigned Asset under this Section 2.2(b).

(c) Purchaser acknowledges that the Purchased Assets and the Licensed Intellectual Property may contain Personal Information the use of which is restricted by applicable privacy Law.

SECTION 2.3. Excluded Assets.

Purchaser acknowledges and agrees that the Purchased Assets do not include, and, except to the extent of the licenses granted in Sections 7.4(a) and 7.4(b), Purchaser is not acquiring, any rights, title or ownership interest in, to or under any of the following assets (collectively, the “Excluded Assets”):

(a) the Seller Names;

(b) manufacturing equipment used in the manufacture of the Products or any ingredient or component thereof;

(c) computer systems, computer hardware and other computer equipment;

(d) computer software programs;

(e) rights under any Contracts;

(f) rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities, rights of subrogation and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability;

(g) any intellectual property rights other than the Transferred Intellectual Property Rights, including any intellectual property rights specifically relating to Compound or Product to the extent they apply outside the Territory;

(h) any rights to sue under any patents granted or issued in any countries outside the Territory; and

(i) any assets, properties or rights of Seller or any of its Affiliates other than the Purchased Assets.

SECTION 2.4. Assumption of Certain Obligations.

Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge only the following Liabilities, in each case other than the Retained Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities to the extent arising out of the manufacture, testing, advertising, marketing, distribution, shipment or sale of Compound or Product in or into the Territory from and after the Closing, including all such Liabilities arising out of warranty obligations or other product liabilities, regardless of the legal theory asserted, except to the extent that (i) Seller or any of its Affiliates is otherwise responsible under the Supply Agreement with respect to Liabilities that arise out of the acts or omissions of Seller or any of its Affiliates following the Closing (disregarding any limitation on such Liabilities contained in Section 9.6 of the Supply Agreement) or (ii) such Liabilities constitute Seller Pre-Closing Liabilities; and

(b) all other Liabilities arising out of the use or ownership of the Purchased Assets after the Closing, except to the extent such Liabilities constitute Seller Pre-Closing Liabilities.

SECTION 2.5. Retained Liabilities.

Notwithstanding anything to the contrary set forth in Section 2.4, Purchaser shall not assume, and Seller and its applicable Affiliates shall retain, the following Liabilities of Seller and such Affiliates (the “Retained Liabilities”):

(a) all Liabilities to the extent related to Seller and its Affiliates’ use or ownership of the Excluded Assets; and

(b) all Liabilities of Seller to any of its Affiliates, or of any Affiliate of Seller to Seller or any other Affiliate of Seller.

SECTION 2.6. Purchase Price.

(a) In consideration of the sale and transfer of the Purchased Assets and the license granted under Section 7.4(a), Purchaser agrees to pay to Seller the sum of three hundred fifty-seven million dollars ($357,000,000) (the “Purchase Price”), and to assume, satisfy and discharge the Assumed Liabilities.  The Purchase Price shall be paid in immediately available funds, by wire transfer in accordance with written instructions given by Seller to Purchaser not less than two Business Days prior to the Closing.

(b) The Purchase Price shall be paid to Seller without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.  If any tax is required to be withheld on the Purchase Price, Purchaser will furnish Seller with proof of payment of such tax.

(c) All payments of Transfer Taxes shall be made by the party required to make such payment under applicable Law.  Each of Purchaser and Seller shall reimburse the other party for fifty percent of all Transfer Taxes paid by such other party.  Upon payment of any such Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 2.6(c) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 45 days after the presentation of such statement.  Purchaser and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes.  Each of Purchaser and Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

ARTICLE III

CLOSING

SECTION 3.1. Closing.

(a)  The Closing shall take place at the offices of Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey, no later than three (3) Business Days after the satisfaction or waiver of the conditions precedent to Closing specified in Article IV (other than those conditions that by their terms are to be satisfied at Closing, but subject to satisfaction or waiver of such conditions), or at such other time and place as the parties may mutually agree.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

(b) The transfers of the Purchased Assets at Closing will be effected by Seller or one or more Divesting Affiliates, as the case may be, executing and delivering to Purchaser the following instruments or agreements (countersigned by Purchaser where appropriate):  (i) one or more general assignments, each substantially in the form of Exhibit D attached hereto, as shall be necessary to assign to Purchaser all the rights of Seller to the Transferred Patents (the “Patent Assignments”), and (ii) one or more general assignments, each substantially in the form of Exhibit E attached hereto, as shall be necessary to assign to Purchaser all of the rights in the Territory of Seller and the Divesting Affiliates to the Transferred Know-How (the “Know-How Assignments”).

(c) The licenses contemplated by Sections 7.4(a) and 7.4(b) to be granted at Closing by the applicable Affiliates of Seller will be effected by each such Affiliate of Seller executing and delivering to Purchaser an acknowledgement of, and joinder to, this Agreement for the purposes of Section 7.4, each substantially in the form of Exhibit F attached hereto (the “License Grants” and, together with the Patent Assignments and the Know-How Assignments, the “Transfer Documents”).

(d) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) Seller’s and each of its applicable Affiliates’ duly executed counterparts of each of the Transaction Documents to which each is a party;

(ii) a receipt, substantially in the form of Exhibit G, acknowledging receipt of the Purchase Price in satisfaction in full of Purchaser’s obligations pursuant to Section 2.6(a) and Section 3.1(e)(i).

(e) At the Closing, Purchaser shall deliver to Seller the following:

(i) the Purchase Price, by wire transfer in immediately available funds to one or two accounts specified in writing by Seller at least two Business Days prior to the Closing Date; and

(ii) Purchaser’s and Mylan’s duly executed counterparts of each of the Transaction Documents to which each is a party.

(f) Promptly (and in any event within three Business Days) following the Closing, Seller shall deliver, or cause to be delivered, the Supply Refund Payment by wire transfer in immediately available funds to one or two accounts specified in writing by Purchaser on the Closing Date.  For clarity, it is understood that there shall be no intermediate reconciliation payment due pursuant to Section 10.5(f) of the Janssen License Agreement with respect to API supplied between January 2, 2012 and the date hereof, but payment of the Supply Refund Payment shall not affect any other obligations of Seller or Mylan under Section 10.5 of the Janssen License Agreement (including those relating to the final reconciliation payment in respect of API supplied during calendar year 2011).

ARTICLE IV

CONDITIONS TO CLOSING

SECTION 4.1. Conditions to the Obligations of Purchaser and Seller.

The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the conditions precedent that:

(a) Any applicable waiting periods under the HSR Act shall have expired or been terminated.

(b) There shall not be in effect any Law or Governmental Order that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement.

(c) There shall not have been commenced and be continuing any action or proceeding by or before any Governmental Authority that seeks to make illegal, enjoin or prevent in any respect the transactions contemplated by this Agreement.

(d) Mylan shall have executed and delivered the License Termination Agreement, and the Janssen License shall have terminated or shall terminate automatically upon the occurrence of the Closing pursuant thereto.

SECTION 4.2. Conditions to the Obligations of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or express written waiver by Purchaser) of the following additional conditions precedent:

(a) Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing.  The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made as of the Closing (except for those representations and warranties that address matters as of a particular date, which need be true only as of such date).

(b) Seller shall have made or caused to be made delivery to Purchaser of the items required by Section 3.1(d).

(c) Since the date of this Agreement there shall not have been any material adverse effect on the Purchased Assets, taken as a whole.

SECTION 4.3. Conditions to the Obligations of Seller.

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or express written waiver by Seller) of the following additional conditions precedent:

(a) Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing.  The representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made as of the Closing (except for those representations and warranties that address matters as of a particular date, which need be true in all material respects only as of such date).

(b) Purchaser shall have made or caused to be made delivery to Seller of the items required by Section 3.1(e).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

SECTION 5.1. Organization.

Seller is a company duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the Kingdom of Belgium.  Each Divesting Affiliate is a company duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization.

SECTION 5.2. Authority; Binding Effect.

(a) Seller has all requisite power and authority to execute and deliver this Agreement and each of Seller and each Divesting Affiliate has all requisite power and authority to execute and deliver each other Transaction Document to which it is specified to be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller of this Agreement and by Seller and each Divesting Affiliate of each other Transaction Document to which it is specified to be a party and the performance by Seller and each Divesting Affiliate of its obligations hereunder and thereunder have been duly authorized by all requisite action on the part of such Person.

(b) Seller has duly executed and delivered this Agreement, and each of Seller and each Divesting Affiliate at the Closing will have duly executed and delivered each other Transaction Document to which it is specified to be a party, and this Agreement constitutes, and each other Transaction Document at the Closing will constitute, a valid and binding obligation of each such Person and will be enforceable against such Person in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

SECTION 5.3. Non-Contravention.

The execution, delivery and performance by Seller of this Agreement and by Seller and each Divesting Affiliate of each other Transaction Document to which it is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the charter or equivalent constitutive documents of Seller or any Divesting Affiliate, (ii) result in the creation of any Lien upon any of the Purchased Assets, (iii) result in any breach of, constitute a default under or require any consent, notice or other action under or give rise to any right of termination, cancellation or acceleration of any right or obligation under, any Contract to which Seller or any Divesting Affiliate is a party, or (iv) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate any Law or other restriction of any Governmental Authority to which Seller or any Divesting Affiliate is subject, except, with respect to clauses (iii) and (iv), for any violations that would not, and would not reasonably be expected to, individually or in the aggregate, result in a Seller Limiting Condition.

SECTION 5.4. Governmental Authorization.

Except for the expiration or termination of the waiting period under the HSR Act or any required filings or disclosures pursuant to the Securities Exchange Act of 1934, as amended, the execution and delivery by Seller of this Agreement and by Seller and each Divesting Affiliate of each other Transaction Document to which it is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not, and would not reasonably be expected to, individually or in the aggregate, result in a Seller Limiting Condition.

SECTION 5.5. Purchased Assets.

(a)  Seller and the Divesting Affiliates (i) are the sole and exclusive owners of all Purchased Assets and (ii) hold good title in and to the Purchased Assets, free and clear of any Liens other than Permitted Liens.  As of the Closing, the Purchased Assets will be free and clear of any Liens (other than, in the case of books and records located at Third Party facilities only, Permitted Liens).  Seller and the Divesting Affiliates have not conveyed or granted to any Person any other rights or licenses relating to the Purchased Assets.

(b)  To the best of Seller’s knowledge, Seller has taken all reasonably practicable steps to identify for Purchaser all documents containing, and all individuals possessing, material information known to Seller or any Divesting Affiliate to be directly related to the validity, enforceability or infringement of the Transferred Patents and has provided Purchaser with access to all such documents and individuals, in each case to the extent reasonably practicable, it being understood that some of such individuals may no longer be employed by Seller or its Affiliates, and therefore it may not be or have been reasonably practicable to make these individuals available.

SECTION 5.6. Sufficiency of Control.

To Seller’s knowledge (after Seller’s reasonable inquiry of its internal files and resources), there is no information, marketing know-how, knowledge, data, designs, ideas, concepts, methods, techniques, inventions, trade secrets, expertise, experimental (whether clinical or not) data or other results of trials, studies or investigations, or processes, whether patented or unpatented, whether copyrighted or copyrightable, and whether or not capable of separate or precise definition or identification, whether acquired through trial and error, experience or other means, including regulatory information submitted to Governmental Authorities, Product specifications, and information relating to the testing (including quality control standards, assay methods and stability studies), storage, manufacturing and use of Product, that is used or held for use as of the date hereof by Seller, Purchaser or Mylan, or any of their respective Affiliates, in (A) the manufacture, use, import, sale or offering for sale of Product or Compound in the Territory or (B) the manufacture of Product or Compound in Ireland for the use, import, sale or offering for sale of Product or Compound in the Territory, other than any of the foregoing that is Controlled by Seller, Purchaser, Menarini or Mylan or any of their respective Affiliates, in each case with such exceptions as would not, individually or in the aggregate, adversely affect in any material respect the ability of Purchaser and its Affiliates to manufacture the Product in Ireland and commercialize the Compound in the Territory in the manner in which they are so manufactured and commercialized as of the date hereof.

SECTION 5.7. Litigation.

Except with respect to any ANDA Litigation, there is no action, lawsuit, arbitration, proceeding or, to the knowledge of Seller, governmental investigation, claim or order, pending or, to the knowledge of Seller, threatened, involving Seller or any of its Affiliates related to (i) Compound or Product or (ii) the Purchased Assets or the transactions contemplated hereby, in the case of clause (ii) with such exceptions as would not, and would not reasonably be expected to, individually or in the aggregate, result in a Seller Limiting Condition.

SECTION 5.8. No Broker.

There is no broker, finder, financial advisor or other Person acting, or who has acted, on behalf of Seller or its Affiliates who is entitled to receive any brokerage or finder’s or financial advisory fee in connection with the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

SECTION 6.1. Organization.

Purchaser is a corporation duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the Republic of Ireland.

SECTION 6.2. Authority; Binding Effect.

(a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is specified to be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it is specified to be a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite action on the part of Purchaser.

(b) This Agreement has been, and each other Transaction Document to which Purchaser is specified to be a party at the Closing will have been, duly executed and delivered by Purchaser, and this Agreement constitutes, and each other Transaction Document to which Purchaser is specified to be a party at the Closing will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

SECTION 6.3. Non-Contravention.

The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which Purchaser is specified to be a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the organizational documents of Purchaser, (ii) result in any breach of, constitute a default under or require any consent, notice or other action by any Person or give rise to any right of termination, cancellation or acceleration of any right or obligation under, any Contract to which Purchaser is a party, or (iii) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate in any material respect any Law or other restriction of any Governmental Authority to which Purchaser is subject.

SECTION 6.4. Governmental Authorization.

Except for the expiration or termination of the waiting period under the HSR Act or any required filings or disclosures pursuant to the Securities Exchange Act of 1934, as amended, the execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not, and would not reasonably be expected to, individually or in the aggregate, negatively impact in any material respect the ability of Purchaser to consummate the transactions contemplated by this Agreement, including the grant of licenses pursuant to Section 7.4(c).

SECTION 6.5. Financial Capability.

As of the date hereof and on the Closing Date, Purchaser has and will have sufficient cash to pay the Purchase Price on the terms and conditions contemplated by this Agreement.

SECTION 6.6. Purchaser’s Own Evaluation.

Purchaser and its representatives and agents have made all inspections and investigations of the Purchased Assets deemed necessary or desirable by Purchaser.  Purchaser is purchasing the Purchased Assets based on the results of its inspections and investigations and on the representations and warranties of Seller contained in this Agreement, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement.  Purchaser further represents that neither Seller, nor any of its Affiliates, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement.

SECTION 6.7. No Broker.

There is no broker, finder, financial advisor or other Person acting, or who has acted, on behalf of Purchaser or its Affiliates who is entitled to receive any brokerage or finder’s or financial advisory fee in connection with the transactions contemplated by this Agreement.

SECTION 6.8. Litigation.

Except with respect to any ANDA Litigation, there is no action, lawsuit, arbitration, proceeding or, to the knowledge of Purchaser, governmental investigation, claim or order, pending or, to the knowledge of Purchaser, threatened, involving Purchaser or any of its Affiliates related to the Purchased Assets or the transactions contemplated hereby, with such exceptions as would not, and would not reasonably be expected to, individually or in the aggregate, negatively impact in any material respect the ability of Purchaser to consummate the transactions contemplated by this Agreement, including the grant of licenses pursuant to Section 7.4(c).

ARTICLE VII

COVENANTS

SECTION 7.1. Information and Documents.

(a) From time to time prior to the Closing, upon reasonable advance notice and to the extent permitted by applicable Law, Seller shall, and shall cause its Affiliates to, permit Purchaser and its representatives to have reasonable access, during normal business hours, to such personnel of, and, to the extent relating to the Purchased Assets, such books, records, agreements, documents, databases, files and other documentation in the possession or control of Seller and its Affiliates as may reasonably be requested by Purchaser; provided, however, that such access shall not unreasonably interfere with Seller’s or such Affiliates’ operation of their respective businesses; and provided, further that any portions of any such documents that do not relate to the Purchased Assets or the Assumed Liabilities may be redacted before Seller makes available copies of any such documentation or originals thereof to Purchaser.  Notwithstanding the foregoing, Seller may restrict the foregoing access to the extent that (i) in the reasonable judgment of Seller, such access to documentation or information therein would result in a violation of confidentiality obligations to a Third Party, and (ii) disclosure of any such information would result in disclosure of any proprietary information or trade secrets of Seller, its Affiliates, or any other Person (other than with respect to the Purchased Assets or Assumed Liabilities); provided, that Seller shall use commercially reasonable efforts to minimize the amount of information so restricted.  The documentation and other information obtained or received by Purchaser or its representatives pursuant to this Section 7.1(a) shall be subject to Section 10.8 below; provided, however, that any such documentation or information that constitutes privileged attorney-client communication or attorney work product will be deemed disclosed by Seller under the Joint Privilege Agreement and will be deemed “Privileged Information” thereunder (as defined therein).

(b) Seller shall be entitled to retain one copy of any documentation of any Purchased Assets transferred to Purchaser for archival purposes, provided, however, that Seller and its Affiliates may use copies of any documentation of the Transferred Know-How pursuant to its license rights under Section 7.4(c).

SECTION 7.2. Efforts to Consummate; Certain Governmental Matters.

(a) Upon the terms and subject to the conditions herein provided (including Section 2.2), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including all actions and all things necessary for it (i) to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority that are required to be made in connection with such transactions), (ii) to satisfy the conditions precedent to the obligations of such party hereto, and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other Person required to be obtained or made by Purchaser or Seller or any of its Divesting Affiliates in connection with the sale or purchase of the Purchased Assets, the license of the Licensed Intellectual Property or the taking of any action contemplated by this Agreement; provided, however, that none of Seller, Purchaser or any of their respective Affiliates shall be required to pay money to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party.  Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Purchaser, Seller or any of their respective Affiliates be required to (i) comply with any request for additional information or documentary material from a Governmental Authority (other than requests made by the Department of Justice or Federal Trade Commission during the first 30 days after the parties’ HSR Act filings are made that do not impose significant compliance burdens), (ii) propose, negotiate, offer to commit or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Purchaser and its Affiliates (including the Purchased Assets) or Seller and its Affiliates, or otherwise offer to take or offer to commit to take any action that limits the freedom of action of Purchaser or Seller or their respective Affiliates with respect to, or their ability to retain, any of their businesses, services or assets or (iii) commence any action or proceeding seeking to contest or resist any of the foregoing requirements that may be sought by any Governmental Authority.  Subject to the foregoing, Purchaser shall be responsible for any cost associated with obtaining any consent from Mylan that is required in order to consummate the transactions contemplated hereby, including Mylan’s consent to terminate the Janssen License Agreement.

(b) Subject to the terms of Section 10.8, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will keep the other party reasonably informed with respect to any consent, authorization, order, approval or exemption sought or received from any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

SECTION 7.3. [Intentionally Omitted.]

SECTION 7.4. Grants of Licenses and Non-Assertion of Rights.

(a) Effective as of the Closing, Seller shall and hereby does grant, and shall cause its applicable Affiliates to grant pursuant to a License Grant executed by each such Affiliate at Closing, to Purchaser and its Affiliates an irrevocable, perpetual, transferable, non-exclusive, paid-up, royalty-free right and license, with right to grant sublicenses through multiple tiers, to use the Licensed Intellectual Property for (i) importing, making, using, marketing, offering for sale and/or selling Product solely in the Territory, and (ii) importing, using, offering for sale and/or selling Compound in the Territory that is used solely in connection with Products to be sold or distributed solely in the Territory.

(b) Effective as of the Closing, Seller shall and hereby does grant, and shall cause its applicable Affiliates to grant pursuant to a License Grant executed by each such Affiliate at Closing, to Purchaser and its Affiliates an irrevocable, perpetual, transferable, non-exclusive, paid-up, royalty-free right and license, with the right to grant sublicenses through multiple tiers, to use the Licensed Intellectual Property for manufacturing Product at facilities located outside the Territory for distribution, use and/or sale solely in the Territory.

(c) Effective as of the Closing, Purchaser shall and hereby does grant to Seller and its Affiliates an irrevocable, perpetual, transferable, non-exclusive, paid-up, royalty-free right and license, with the right to grant sublicenses through multiple tiers, to practice under the Transferred Patents and use the Transferred Know-How, (i) to make, have made, use, offer for sale, sell and import Compound solely for purposes of supplying Purchaser and its designated Affiliates or Third Party licensees with Compound pursuant to the Supply Agreement; and (ii) to make, have made, use, offer for sale, sell and import any product (including Compound and Products) in the Territory solely for the purpose of supplying Compound, Products or any other product outside the Territory.

(d) Purchaser acknowledges and agrees that Seller and its Affiliates shall have no obligation to enable Purchaser or any of its Affiliates with respect to, or to disclose to Purchaser or its Affiliates, (i) any Licensed Intellectual Property that constitutes “Licensed Intellectual Property” solely because it is described in clause (b) or (c) of such definition or (ii) any Licensed Intellectual Property not described in clause (a) or (d) of such definition except, in the case of each of clause (i) and (ii), to the extent expressly required by this Agreement or the Supply Agreement.

(e) Seller shall not, and shall cause each of its Affiliates not to, (i) sue or make any claim against Purchaser or its Affiliates or its or their licensees or sublicensees or (ii) commence, assist, prosecute, or cause to be commenced, assisted or prosecuted, any action or other proceeding against Purchaser or its Affiliates or its or their licensees or sublicensees, under, in connection with or with respect to any Product-Related Intellectual Property that would have been included within the Licensed Intellectual Property pursuant to clause (c) of the definition of “Licensed Intellectual Property” had such Product-Related Intellectual Property been Controlled by Seller or an Affiliate of Seller prior to the License Reference Date, in each case, based on any act by Purchaser or its Affiliates or its or their licensees or sublicensees of (x) importing, making, using, marketing, offering for sale and/or selling Product solely in the Territory, (y) importing, using, offering for sale and/or selling Compound in the Territory that is used solely in connection with Products to be sold or distributed solely in the Territory or (z) manufacturing Product at facilities located outside the Territory for distribution, use and/or sale solely in the Territory.  Seller shall, and shall cause each of its Affiliates to, to the extent such Product-Related Intellectual Property is subject to this Section 7.4(e) at the time such Product-Related Intellectual Property is transferred or licensed by Seller or an Affiliate, require that any direct or indirect assignee, transferee, licensee or sublicensee of any Product-Related Intellectual Property acknowledge and assume, for the benefit of Purchaser and its Affiliates, and its and their licensees and sublicensees, the provisions of this Section 7.4(e).

(f) In the event that Seller or its Affiliates propose to assign or license any intellectual property that it believes could be within the scope of the Licensed Intellectual Property, or otherwise be subject to Section 7.4(e), Seller (or its Affiliates) may request that representatives of Seller (or such Affiliate) and representatives of Purchaser meet to review the intellectual property proposed to be assigned with a view to determining whether such intellectual property is in fact within the scope of the Licensed Intellectual Property or otherwise subject to Section 7.4(e).  All communications by Seller, its Affiliates and Purchaser and their respective representatives in connection with this Section 7.4(f) shall be subject to the provisions of Section 10.8 (provided that for purposes of this Section 7.4(f), the term of the confidentiality obligation shall be seven years from the date of such disclosure).

SECTION 7.5. Litigation Support.

(a) Following the date hereof, Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, will reasonably cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets for which the other party has responsibility under this Agreement by providing the other party and such other party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Purchased Assets and the Products as such other party may reasonably request, to the extent maintained by or under the possession or control of the requested party; provided, however, that such access shall not unreasonably interfere with the business of such party or its Affiliates; and provided, further that such party may restrict the foregoing access to the extent that (i) such restriction is required by applicable Law, or (ii) such access or provision of information would result in a violation of confidentiality obligations to a Third Party.  In any such instance, the requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to Third Parties in performing its obligations under this Section 7.5(a).  For the avoidance of doubt, this paragraph shall not apply to the prosecution, defense, or maintenance of any of the Transferred Patents or any other legal action brought by or against Purchaser or its Affiliates relating to any Transferred Patent.

(b) From and after the date hereof, in any prosecution, defense, or maintenance of any of the Transferred Patents or any other legal action brought by or against Seller, Purchaser or their respective Affiliates relating to any Transferred Patent, whether commenced on or prior to the date hereof or following the date hereof, Purchaser shall bear all costs and expenses of any such action, shall have exclusive control thereof and may compromise or settle the same in its sole discretion.  In connection with any such action, Seller shall, and shall cause its Affiliates to, reasonably assist, cooperate and consult with Purchaser and its Affiliates, including by making available, to the extent reasonably practicable, the inventors and other key individuals, as well as their files and other relevant documents, as needed and reasonable for such purposes; provided that Purchaser shall bear all of Seller’s reasonable out-of-pocket expenses incurred following the Closing Date associated with providing any such cooperation and assistance requested by Purchaser.  Purchaser acknowledges that some or all of such individuals are no longer employed by Seller or its Affiliates and that all or a portion of their files and other relevant documents may not be under Seller’s control or in its possession.  Purchaser therefore further acknowledges that it may not be reasonably practicable to make these individuals and relevant documents available.  Except as set forth in this Section 7.5(b) and in Article VIII below, Seller shall have no obligation to cooperate, support, or participate in any such action.

(c) The documentation and other information obtained or received by Purchaser or its representatives pursuant to this Section 7.5 shall be subject to Section 10.8 below; provided, however, that any such documentation or information that constitutes privileged attorney-client communication or attorney work product will be deemed disclosed by Seller under the Joint Privilege Agreement, and will be deemed “Privileged Information” thereunder (as defined therein).

(d) Seller and its Affiliates shall have the right (but not the obligation), at their own expense, to participate, and be represented by counsel selected by them, in any patent litigation involving any of the Transferred Patents or based on any activities of Seller and its Affiliates involving any Transferred Assets, Compound or Product.

(e) The parties acknowledge and agree that Seller has retained [***] as litigation counsel with respect to the expected ANDA litigation relating to the Product, and Purchaser has consented to this retention.  The parties acknowledge that each of them will be invoiced for [***], and that [***] has established a billing procedure to reflect this fee-sharing arrangement.

SECTION 7.6. Further Assurances; Supplemental Disclosure.

(a) From time to time after the Closing, and for no further consideration, each of the parties hereto shall, and shall cause its Affiliates to, use commercially reasonable efforts to execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested by the other party to more effectively (i) convey to, transfer to or vest in Purchaser and its designated Affiliates the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing (including transferring at no additional cost to Purchaser any Purchased Asset contemplated by this Agreement to be transferred to Purchaser at the Closing and that was not so transferred at the Closing), (ii) grant the licenses to the Licensed Intellectual Property contemplated by Section 7.4 and (iii) make available any books, records, agreements, documents, databases, files and other documentation relating to the Purchased Assets which were not previously made available to Purchaser as required by Section 7.1(a) to the extent that such documentation would have been required to be made available prior to the Closing pursuant to Section 7.1(a).  In the event that Seller becomes aware of any actions that are necessary under clauses (i), (ii) or (iii) of this Section 7.6(a), it shall promptly notify Purchaser thereof and, in the case of clause (ii), it shall cause each applicable Affiliate of Seller to promptly execute and deliver to Purchaser all necessary License Grants (which shall have retroactive effect as of the Closing Date).

(b) Until the Closing Date, each party hereto shall promptly notify the other party of (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any inaccuracy of any of its representations or warranties contained in this Agreement, such that a condition precedent to the Closing contained in Section 4.2(a) (in the case of notice by Seller) or Section 4.3(a) (in the case of notice by Purchaser), as applicable, would not be satisfied at the Closing, and (iv) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, such that a condition precedent to the Closing contained in Section 4.2(a) (in the case of notice by Seller) or Section 4.3(a) (in the case of notice by Purchaser), as applicable, would not be satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 7.6(b) shall not limit or otherwise affect the rights or remedies available hereunder to the party receiving such notice.  If a notice pursuant to clause (iii) or (iv) is delivered less than three Business Days in advance of the anticipated Closing Date, then, at the request of Purchaser, the anticipated Closing shall be delayed until the third Business Day following delivery of such notice.

SECTION 7.7. Assistance for Certain Claims.

If, after the Closing, Seller or any of its Divesting Affiliates wishes to make a claim or otherwise take action against a Third Party with respect to any Excluded Asset or any Retained Liability, then, to the extent such claim or action relates to the Purchased Assets or the Licensed Intellectual Property, Purchaser shall, and shall cause its Affiliates to, reasonably assist, cooperate and consult with Seller or its applicable Divesting Affiliates with respect to such actions; provided, that Seller or such Divesting Affiliate shall agree to reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser and its Affiliates in complying with this Section 7.7.

SECTION 7.8. Competition.

Purchaser acknowledges and agrees that Seller and its Affiliates shall be entitled to manufacture, package, test, design, develop, distribute, market, use, sell or otherwise deal with any products that such Person owns or has a license to prior to the Closing or that it may acquire or obtain a license to at any time after the Closing, notwithstanding that such products may compete, directly or indirectly, with any of the Products.  It is understood and agreed that this Section 7.8 shall not grant Seller or its Affiliates any right to any Purchased Asset or other asset of Purchaser or its Affiliates following the Closing.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1. Indemnification by Seller.

Subject to the provisions of this Article VIII, from and after the Closing, Seller agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (the “Purchaser Indemnitees”), from and against any and all losses, damages, Liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them to the extent arising from or relating to (i) any claim asserted by a Third Party (a “Third Party Claim”) in respect of any Retained Liability relating to Compound or Product, (ii) any breach by Seller of any of its covenants or agreements contained in this Agreement, (iii) any breach of any warranty or representation of Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement or (iv) any matter existing as of the Closing Date that results in representations and warranties of Seller contained herein failing to be true and correct in all respects as of the Closing, as if made as of the Closing (except for those representations and warranties that address matters as of a particular date, in which case failing to be true and correct in all respects as of such date).

SECTION 8.2. Indemnification by Purchaser.

Subject to the provisions of this Article VIII, from and after the Closing, Purchaser agrees to defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (the “Seller Indemnitees”), from and against any and all Losses incurred by any of them to the extent arising from or relating to (i) any breach by Purchaser of any of its covenants or agreements contained in this Agreement, (ii) any breach of any warranty or representation of Purchaser contained in this Agreement or in any certificate delivered pursuant to this Agreement, (iii) any matter existing as of the Closing Date that results in representations and warranties of Purchaser contained herein failing to be true and correct in all respects as of the Closing, as if made as of the Closing (except for those representations and warranties that address matters as of a particular date, in which case failing to be true and correct in all respects as of such date), (iv) any Third Party Claim in respect of any Assumed Liability, or (v) any other Third Party Claim arising out of or based upon (A) the use, ownership or possession by Purchaser or its Affiliates of any Purchased Asset from and after the Closing Date, or (B) the manufacture, importation, marketing, sale, distribution or use of Compound or any Product by Purchaser or its Affiliates or any of its or their respective licensees from and after the Closing Date.

SECTION 8.3. [Intentionally Omitted.]

SECTION 8.4. Indemnification Procedure.

(a) Notice of Claim.  All indemnification claims in respect of a Purchaser Indemnitee or a Seller Indemnitee shall be made solely by Purchaser or Seller, as applicable (each of Purchaser or Seller in such capacity, the “Indemnified Party”).  The Indemnified Party shall give the party from whom indemnity is being sought (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any claim of Loss or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 8.1 or Section 8.2.  Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.  A failure by the Indemnified Party to give notice of the claim as required by this Section 8.4(a) shall not limit the obligation of the Indemnifying Party under this Article VIII, except (i) to the extent such Indemnifying Party is actually prejudiced thereby and (ii) as provided in Section 8.5.

(b) Procedures.  The obligations of an Indemnifying Party under this Article VIII shall be governed by and be contingent upon the following additional terms and conditions:

(i) Control of Defense.

(A) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party; provided that the Indemnifying Party acknowledges in writing that the Losses resulting from such Third Party Claim are within the scope of indemnified Losses subject to Section 8.1, in the case of Seller as the Indemnifying Party, or Section 8.2, in the case of Purchaser as the Indemnifying Party; provided, further, that the Indemnifying Party shall not be entitled to (A) assume the defense, appeal or settlement of any Third Party Claim if (1) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (2) the Third Party Claim seeks any injunction or equitable relief against any Purchase Indemnitee or Seller Indemnitee, as applicable; or (B) maintain control of the defense, appeal or settlement of any Third Party Claim if the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party.  In the event the Indemnifying Party assumes the defense of a Third Party Claim, to the extent legally permissible the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Purchaser Indemnitee or Seller Indemnitee, as applicable, in connection with the Third Party Claim.  Subject to clause (ii) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or Purchaser Indemnitee or Seller Indemnitee, as applicable, in connection with the analysis, defense or settlement of the Third Party Claim.

(B) If the Indemnifying Party is entitled to assume the defense of a Third Party Claim pursuant to paragraph (A) above, but is not prepared to acknowledge in writing that the Losses resulting from such Third Party Claim are within the scope of indemnified Losses subject to Section 8.1 or Section 8.2, as applicable, the Indemnifying Party and the Indemnified Party shall jointly control the defense, appeal and settlement of the claim.  In such instance, (x) defense counsel for the Third Party Claim shall be jointly appointed by the Indemnifying Party and the Indemnified Party, and the costs of defense (including the fees and expenses of such jointly appointed counsel) shall be borne equally by the Indemnifying Party and the Indemnified Party, regardless of which party initially pays such costs, (y) each of the Indemnified Party and the Indemnifying Party shall be entitled to consent to all material decisions and actions taken in the defense of the Third Party Claim and to any settlement or compromise of such Third Party Claim, in each case such consent to not be unreasonably withheld, delayed or conditioned, and (z) each of the Indemnified Party and the Indemnifying Party shall be entitled to participate in, but not control, the joint defense through its own independent counsel, at its own expense.  In the event that the Indemnifying Party subsequently assumes the defense of such Third Party Claim pursuant to Section 8.4(b)(i)(A), then the Indemnifying Party shall become responsible for (and reimburse the Indemnified Party as applicable) all costs of the joint defense contemplated by clause (x) of the preceding sentence.  If it is ultimately determined that the Third Party Claim is not indemnifiable hereunder, then the Indemnified Party shall become responsible for (and reimburse the Indemnifying Party as applicable) all costs of the joint defense contemplated by clause (x) of this Section 8.4(b)(i)(B).

(ii) Right to Participate in Defense.  Without limiting Section 8.4(b)(i), if, with respect to a Third Party Claim, the Indemnifying Party has assumed the defense and employed counsel in accordance with Section 8.4(b)(i)(A), the Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose (which shall be reasonably acceptable to the Indemnifying Party) at its sole cost and expense; provided, however, that the Indemnifying Party shall pay the fees and expenses of such separate counsel (A) incurred by the Indemnified Party prior to the date the Indemnifying Party assumed control of the defense of such Third Party Claim, or (B) if the interests of the Indemnified Party and Purchaser Indemnitee or Seller Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principles.

(iii) Settlement.  In the event the Indemnifying Party has elected to assume defense of a Third Party Claim pursuant to paragraph (A) above, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of a Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided, however, that such Third Party Claim involves solely the payment of money damages and will not result in the Indemnified Party or any Purchaser Indemnitee or Seller Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party or any Purchaser Indemnitee or Seller Indemnitee, as applicable, in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Purchaser Indemnitee or Seller Indemnitee, as applicable, hereunder.  With respect to all other Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.4(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by an Indemnified Party or any Purchaser Indemnitee or Seller Indemnitee, as applicable, that is reached without the written consent of the Indemnifying Party.  Regardless of whether the Indemnifying Party chooses or is entitled to defend any Third Party Claim, no Indemnified Party nor any Purchaser Indemnitee or Seller Indemnitee, as applicable, shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(iv) Cooperation.  Each party and each Purchaser Indemnitee or Seller Indemnitee, as applicable, shall cooperate in the defense of any Third Party Claim and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to each party to, and reasonable retention by the Purchaser Indemnitee or Seller Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making employees and, to the extent reasonably practicable, agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 8.5. Expiration.

If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein shall survive the Closing.  Notwithstanding the foregoing, all representations and warranties made herein, and all indemnification obligations under Sections 8.1 and 8.2 with respect to any such representation or warranty (other than those made in Section 5.7, which shall terminate and expire on the second anniversary of the Closing Date), shall terminate and expire on, and no claim, action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be brought or commenced after, the date on which all applicable statutes of limitation shall have expired, unless prior to such date a claim for indemnification with respect thereto shall have been made by written notice given in accordance with Section 8.4(a).

SECTION 8.6. Certain Limitations.

Notwithstanding the other provisions of this Article VIII, in no event shall Purchaser’s or Seller’s aggregate indemnification obligation under this Article VIII exceed [***].

SECTION 8.7. Losses Net of Insurance, Etc.

The amount of any Loss for which indemnification is provided under Section 8.1 or 8.2 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any Third Party with respect to such Loss and (ii) any Third Party insurance proceeds actually received with respect to such Loss.  If the amount to be netted hereunder from any payment required under Section 8.1 or 8.2 is determined after the Indemnifying Party has made such payment, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.  Without limiting the Indemnifying Party’s obligations under this Article VIII, the Indemnified Party shall take, and shall cause the other Purchaser Indemnitees or Seller Indemnitees, as applicable, to take, commercially reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, that any costs and expenses incurred by the Indemnified Party in connection therewith shall be included in the amount of such Losses; provided, further, that the Indemnified Party shall not be obligated to commence or prosecute any litigation or to take any other action that in its good faith judgment would be reasonably likely to negatively affect its business or business relationships in any material respect.

SECTION 8.8. Sole Remedy/Waiver.

The parties hereto acknowledge and agree that from and after the Closing the remedies provided for in this Article VIII shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement (other than claims of, or causes of action arising from, fraud and except for seeking specific performance or other equitable relief to require a party to perform its obligations under this Agreement).  Notwithstanding the foregoing and except as provided in Section 8.6 herein, nothing in this Agreement shall affect the rights and remedies available to the parties or any other Person under any Ancillary Agreement or for any breach thereof.

SECTION 8.9. No Consequential Damages.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT WITH RESPECT TO THE INTENTIONAL MISCONDUCT OF A PARTY HERETO OR FRAUD, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY HERETO OR ANY AFFILIATE OF THE OTHER PARTY HERETO FOR CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER, INCLUDING DAMAGES FOR BUSINESS INTERRUPTION OR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE INDEMNITY HEREUNDER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES PAYABLE TO ANY THIRD PARTY.

ARTICLE IX

TERMINATION

SECTION 9.1. Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Purchaser and Seller;

(b) by either Purchaser or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to the three-month anniversary of the date of this Agreement (the “Outside Date”) (unless the failure to consummate the Closing by the Outside Date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c) by either Purchaser or Seller, by giving written notice of such termination to the other party, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable;

(d) by Seller, upon written notice to Purchaser, if (i) there exists a breach of any covenant or agreement of Purchaser contained in this Agreement to be performed or complied with by Purchaser such that one or more closing conditions set forth in Section 4.1 or Section 4.3 would not be satisfied or (ii) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the closing condition set forth in Section 4.1 or Section 4.3 would not be satisfied, and, in either case, such breach is incapable of being cured by the Outside Date; or

(e) by Purchaser, upon written notice to Seller, if (i) there exists a breach of any covenant or agreement of Seller contained in this Agreement to be performed or complied with by Seller such that one or more closing conditions set forth in Section 4.1 or Section 4.2 would not be satisfied or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 4.1 or Section 4.2 would not be satisfied, and, in either case, such breach is incapable of being cured by the Outside Date.

SECTION 9.2. Effect of Termination.

(a)  In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no further effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 10.1 (“Notices”), 10.7 (“Public Disclosure”), 10.8 (“Confidentiality of Information”), 10.9 (“Expenses”), 10.11 (“Governing Law”) and 10.12 (“Dispute Resolution”) hereof, and except that nothing herein will relieve any party from liability for any breach of any covenant set forth in this Agreement that occurs prior to such termination.

(b) In the event this Agreement shall be terminated and at such time any party is in breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that any other party may have hereunder or otherwise under applicable Law in respect of such breach or default.

(c) In the event that this Agreement is terminated, Purchaser shall pay Seller the Supply Catch-Up Payment, by wire transfer in immediately available funds to one or two accounts specified in writing by Seller.  Such payment shall be made on or prior to the later of (i) the tenth Business Day following the date of such termination and (ii) the third Business Day after Purchaser receives Seller’s wire transfer instructions.  For clarity, if the Supply Catch-Up Payment is made, there shall be no intermediate reconciliation payment due pursuant to Section 10.5(f) of the Janssen License Agreement with respect to Compound supplied between the date hereof and the date this Agreement terminates, but payment of the Supply Catch-Up Payment shall not affect any other obligations of Seller or Mylan under Section 10.5 of the Janssen License Agreement (including those relating to the final reconciliation payment in respect of Compound supplied during calendar year 2011).  The parties hereto acknowledge that this Section 9.2(c) shall have no further force and effect upon the Closing.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Notices.

All notices and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a nationally-recognized overnight courier service, or sent by facsimile, to the Party at the address or fax number set forth below, or such other address or fax number as may be designated in writing hereafter, in the same manner, by such Party:

to Seller:

Janssen Pharmaceutica NV
Turnhoutseweg 30
2340 Beerse
Belgium
Facsimile: 32-14-60-8296
Attn: Legal Affairs Department

with a copy to:

Johnson & Johnson
Office of General Counsel
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Facsimile: (732) 524-2788
Attn: General Counsel, Pharmaceuticals

to Purchaser:

Forest Laboratories Holdings Limited
Milner House
18 Parliament Street
Hamilton HM 11, Bermuda
Facsimile: (441) 292-7880
Attn:  Chairman

with a copy to:

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
Facsimile: (212) 224-6740
Attention: General Counsel

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) two Business Days after being delivered to an internationally recognized express courier service or (z) one Business Day after being sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

SECTION 10.2. Amendment; Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Purchaser and Seller and (ii) in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 10.3. Assignment.

No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, or by operation of Law in connection with a merger or sale of substantially all its assets, without the prior written consent of the other party hereto, except that (a) Seller may, without such consent, assign its rights or obligations (other than its indemnification obligations under Article VIII), in whole or in part, to any of its Divesting Affiliates, and (b) Purchaser may, without such consent, (i) assign its rights to acquire the Purchased Assets hereunder, in whole or in part, to one or more of its Affiliates and (ii) assign its rights under Section 7.4 to (A) any Person to whom it grants a sublicense to the Licensed Intellectual Property and (B) any Person to whom it assigns any rights related to Product (including any rights to any Transferred Patent); provided, however, that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

SECTION 10.4. Entire Agreement.

This Agreement (including all Schedules and Exhibits hereto), together with the other Transaction Documents, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement (with respect only to Confidential Information disclosed thereunder prior to the date hereof) and the Joint Privilege Agreement, which shall remain in full force and effect for the respective terms provided for therein, and (ii) any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

SECTION 10.5. Fulfillment of Obligations.

Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 10.6. Parties in Interest.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser and Seller and their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

SECTION 10.7. Public Disclosure.

Without the prior written approval of the other Party, neither Party nor any of its Affiliates, nor any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives shall originate any publicity, news release or other public announcement, written or oral (each, a “Public Disclosure”), relating to this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby, or to performance hereunder or the existence of any arrangement between the parties hereto, except to the extent such Public Disclosure is required by applicable Law or the rules of any stock exchange upon which the securities of such Party are listed or is materially consistent with a previous Public Disclosure made in compliance herewith; provided that in such event, the disclosing Party shall, to the extent practicable, as far in advance of making such Public Disclosure as is reasonably practicable, provide the other Party with a copy of the text of such Public Disclosure in order to allow such other Party a reasonable opportunity to review and comment on same.  Notwithstanding the foregoing, Forest Laboratories, Inc., the ultimate parent of Purchaser, shall be permitted to issue a press release announcing the execution of this Agreement and the transactions contemplated hereby, substantially in the form of Exhibit H, following the execution of this Agreement and, to the extent required pursuant to United States securities laws and the rules and regulations promulgated thereunder, shall be permitted to include descriptions and copies of the Transaction Documents in its filings with the United States Securities and Exchange Commission.  Purchaser shall use commercially reasonable efforts to obtain confidential treatment for any commercially sensitive portions of the Transaction Documents in connection with any such filings and shall provide Seller with reasonable opportunity to review and comment on drafts of any such filings prior to the date of filing.

SECTION 10.8. Confidentiality of Information.

(a) Confidential Information.  Subject to the provisions of Sections 10.8(b) and 10.8(c), for seven (7) years following the Closing Date, the Receiving Party (i) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s Affiliates and its and their respective directors, officers, employees, consultants, financial advisors, attorneys, accountants, agents or other representatives who have a need to know such information (collectively, “Recipients”) to perform such party’s obligations or exercise such party’s rights hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information substantially similar to those set forth in this Section 10.8) and (ii) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder.  The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Section 10.8.  Notwithstanding anything to the contrary herein, from and after the Closing, the Purchased Assets and any Confidential Information returned by Seller to Purchaser pursuant to the Canada License Termination Agreement shall be deemed to be the Confidential Information of Purchaser and not of Seller, and Purchaser shall be deemed to be the Disclosing Party of such Confidential Information, regardless of the Disclosing Party of such Confidential Information, and Sections 10.8(b)(ii), 10.8(b)(iii) and 10.8(b)(v) shall be inapplicable thereto.

(b) Exceptions to Confidentiality.  The Receiving Party’s obligations set forth in this Section 10.8 shall not extend to any Confidential Information of the Disclosing Party:

(i) that is or hereafter becomes part of the public domain through no breach of this Agreement by the Receiving Party or its Recipients;

(ii) that is received from a third party without restriction and without breach of any obligation of confidentiality between such third party and the Disclosing Party;

(iii) that the Receiving Party can demonstrate by competent evidence was already in its possession without obligation of confidentiality to the Disclosing Party prior to its receipt from the Disclosing Party (for clarity, this exception shall not apply to Confidential Information of the Disclosing Party disclosed in connection with the Janssen License Agreement);

(iv) that is generally made available to third parties by the Disclosing Party without restriction on disclosure;

(v) that the Receiving Party can demonstrate by competent evidence was independently developed by or on behalf of the Receiving Party or its Affiliates;

(vi) with respect to Purchaser, that constitutes a Purchased Asset; or

(vii) with respect to Seller, that relates to Transferred Know-How as necessary or useful for Seller and its Affiliates to exercise any license rights granted back under Section 7.4(c).

(c) Permitted Disclosure.

(i) The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is required to be made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction or otherwise required by law or regulation, in the opinion of counsel to the Receiving Party; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party, to the extent reasonably practicable under the circumstances, an opportunity to quash such order or to obtain a protective order requiring that the Confidential Information of the Disclosing Party or documents that are the subject of such order be held in confidence by such court or governmental body; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information of the Disclosing Party disclosed in response to such court or governmental order or as otherwise required by law or regulation shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order or otherwise required by law or regulation.

(ii) Purchaser may disclose Confidential Information of Seller, to the extent such Confidential Information is related to Compound or Product, to the extent that such disclosure is required to be made to Regulatory Authorities in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

(iii) Purchaser may disclose Confidential Information of Seller, to the extent such Confidential Information is related to Compound or Product, to its Affiliates or its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees or acquirers, or other Third Parties as may be necessary or useful in connection with the importation, manufacture, use, marketing, offering for sale and/or sale of Compound and Product in the Territory (including manufacture outside of the Territory for sale in the Territory); provided, however, that, except in the cases of disclosure to Persons subject to professional duties of nondisclosure, such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information at least as restrictive as the obligations of confidentiality and non-use of Purchaser pursuant to this Section 10.8 (except that in the case of disclosure of data relating to the safety or efficacy of Compound or Product, such obligation shall not be required solely to the extent that Purchaser customarily would disclose its own confidential information under the circumstances without such obligation of confidentiality); provided, further, that to the extent such Confidential Information also relates to products other than Compound and Product and such disclosure of such Confidential Information would reasonably be expected to have an adverse impact on such other product, Purchaser shall inform Seller thereof, shall consult with Seller with respect to the disclosure of such Confidential Information, and shall consider in good faith the comments of Seller with respect to such disclosure with a view to minimizing any such adverse impact, in each case prior to disclosing such Confidential Information.

(d) Notification.  The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information by the Receiving Party or any Person to whom it has disclosed such Confidential Information.

SECTION 10.9. Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

SECTION 10.10. Schedules.

The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for the purposes of the Section or subsection of this Agreement to which it corresponds in number and each other Section and subsection of this Agreement to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other Section or subsection.  The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to (a) constitute an admission by any party hereto, or (b) imply that any such matter is material for the purposes of this Agreement.

SECTION 10.11. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

SECTION 10.12. Dispute Resolution.

If a dispute arises between the parties hereto in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 10.12.

(a) Either party shall have the right to refer any Dispute to the executive officer from each party that is responsible for manufacturing and supply of pharmaceutical products generally who shall confer on the resolution of the Dispute.  Any final decision mutually agreed to by such officers that is evidenced by a written agreement between the parties meeting the requirements of Section 10.2, once executed and delivered by the parties shall be conclusive and binding on the parties.  If such officers are not able to agree on the resolution of any such Dispute within [***] after such Dispute was first referred to them, either party may, by written notice to the other party, elect to initiate arbitration pursuant to Section 10.12(b) for purposes of having the Dispute resolved.

(b) In the event that the applicable executive officers of the parties are not able to agree on the resolution of any Dispute in accordance with Section 10.12(a), either party may elect to have the matter resolved by expedited arbitration under the International Arbitration Rules of the American Arbitration Association (“AAA”), as modified by this Section 10.12(b) upon written notice to the other party. The locus of such arbitration shall be in New York, New York.  The arbitration shall be conducted by a panel of three (3) industry experts experienced in the issues comprising such Dispute.  One arbitrator shall be chosen by Seller, one arbitrator shall be chosen by Purchaser and the third arbitrator shall be chosen by mutual agreement of the arbitrators chosen by Purchaser and Seller.  Within [***] after the selection of the third arbitrator (which shall occur not later than [***] after a party notifies the other party that it elects to have a Dispute resolved pursuant to arbitration under this Section 10.12(b)), the parties shall each simultaneously submit to the arbitration panel and one another a written statement of their respective positions on such Dispute.  Each party shall have [***] from receipt of the other party’s submission to submit a written response thereto, which shall include any scientific and technical information in support thereof.  The arbitration panel shall conduct at least one hearing at which each party shall have the opportunity to advocate its position before the other party and the arbitration panel.  The arbitration panel shall have the right to further meet with both parties together, as necessary to make a determination.  There shall be no ex parte communications between an individual party and either the arbitration panel or one or more arbitrators.  All documents submitted shall be in the English language.  Further, the arbitration panel shall have the right to request information and materials and to require and facilitate discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective determinations.  No later than [***] after the designation of the third arbitrator or as otherwise agreed by the parties, the arbitration panel shall make a determination.  The arbitration panel shall provide the parties with a written statement setting forth the basis of the determination in connection therewith.  The decision of the arbitration panel shall be final, binding and conclusive, absent manifest error.  Unless otherwise determined by the arbitration panel, each party shall bear its attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) [***].  Judgment upon any award rendered pursuant to this Section 10.12(b) may be entered by any court having jurisdiction over the parties’ assets.  Except to the extent necessary to confirm or enforce an award or as may be required by law, neither party nor any of the arbitrators may disclose the existence, content or results of an arbitration without the prior written consent of both parties.

(c) Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(d) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(e) EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER EXCEPT IN CONNECTION WITH A DISPUTE ARISING OUT OF WILLFUL MISCONDUCT OR FRAUD.

SECTION 10.13. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

SECTION 10.14. Headings.

The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 10.15. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability in any jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction and (b) a suitable and equitable provision shall be substituted for the invalid or unenforceable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

JANSSEN PHARMACEUTICA NV
By: /s/ Paulus Stoffels
Name: Paulus Stoffels Title: Director

By: /s/ Tomas Heyman
Name: Tomas Heyman Title: Director

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

FOREST LABORATORIES HOLDINGS LIMITED
By: /s/ David F. Solomon
David F. Solomon Assistant Secretary

Schedule 1.1(d)
TRANSFERRED PATENTS

[***] Patent Number	Serial Number	Issue Date
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